EXHIBIT 99.1

CARS Reports First Quarter 2021 Results

Solid Growth in Revenue, ARPD and Dealer Customers

Named Preferred Website and Technology Platform Provider for FordDirect’s 3,000 U.S. Dealers

CHICAGO, May 6, 2021 -- Cars.com Inc. (NYSE: CARS) ("CARS" or the "Company"), a leading digital marketplace and solutions provider for the automotive industry, today released its financial results for the quarter ended March 31, 2021.

Q1 2021 Financial and Key Metric Highlights

•	Revenue of $153.3 million, up $5.2 million, or 4% year-over-year
•	GAAP net income of $5.3 million, or $0.08 per diluted share
•	Adjusted EBITDA of $48.1 million, or 31% of revenue, up $13.0 million year-over-year
•

Net cash provided by operating activities of $50.4 million, up 74% year-over-year, with Free Cash Flow of $44.1 million, compared to $28.9 million of net cash provided by operating activities and $23.1 million of Free Cash Flow in the prior-year period

•	Average Monthly Unique Visitors of 26.0 million, up 4% year-over-year
•	Traffic of 156.6 million, down 1% year-over-year
•	Monthly Average Revenue Per Dealer (“ARPD”) of $2,268, up 8% from $2,092 in the prior-year period, representing three consecutive quarters of year-over-year growth
•	Dealer Customers of 18,823 as of March 31, 2021, up 451, the highest number of additions since the spin-off, compared to 18,372 as of December 31, 2020

Operational Highlights

•	Became a semi-exclusive provider of website services for FordDirect, opening up a new opportunity to sell to FordDirect’s 3,000 U.S. dealers
•	Surpassed 10 million vehicle, dealership and salesperson reviews, demonstrating a focus on continuously providing unique content to consumers through digital solutions like DealerRater
•

Appointed auto industry veteran, Jenell Ross, to CARS’ Board of Directors; Jenell is the President of Bob Ross Auto Group, a leading Midwest dealership, and was recently named to Automotive News’ 100 Leading Women in the North American Auto Industry

“We maintained strong momentum in our business in the first quarter, delivering continued sequential growth in dealer customers and year-over-year growth in ARPD and across all key financial measures. Our value, which includes our unique organic traffic and industry-leading digital solutions, creates a competitive advantage that attracts and retains dealer customers,” said Alex Vetter, President and Chief Executive Officer of CARS. “So far this year we have seen positive industry trends, an indication of strong consumer demand and continued dealer health. These trends reinforce confidence in our outlook for growth in 2021.”

Q1 2021 Results

Revenue for the first quarter totaled $153.3 million, up $5.2 million, or 4%, compared to the prior year period, due to growth in ARPD driven by increased solutions sales and underlying strength in the Company’s marketplace business.

Total operating expenses were $136.7 million, compared to $1.1 billion for the prior year period, or $147.3 million excluding a non-cash goodwill and intangible asset impairment charge of $905.9 million triggered by the COVID-19 pandemic and related restrictions, which was recorded during the first quarter of 2020. This decrease was driven by the conclusion of affiliate revenue share expense, which had been provided to our prior owners, in the second half of 2020 as well as a reduction in depreciation and amortization expense coupled with continued focus on cost savings and reinvestment in growth areas like innovation.

GAAP net income was $5.3 million, or $0.08 per diluted share, compared to GAAP net loss of $787.4 million, or $11.76 per diluted share, in the first quarter of 2020.

Adjusted EBITDA was $48.1 million, or 31% of revenue, compared to $35.2 million, or 24% of revenue, for the prior-year period.

The Company remains focused on driving high-quality traffic and leads, while continuing to optimize marketing investments. Average Monthly Unique Visitors in the first quarter increased 4% and total traffic was down 1% compared to the first quarter of 2020. Organic traffic was 74% of Traffic and grew 12% year-over-year, fueled by record SEO traffic in the quarter, further demonstrating the unique, high-quality traffic that the Company delivers to its dealer customers. This strength in SEO enabled the Company to reduce planned marketing investments during the quarter.

For the quarter, ARPD was $2,268, up 8% year-over-year and flat compared to the fourth quarter of 2020. The ARPD growth was driven by continued growth in solutions products.

Dealer Customers totaled 18,823 at the end of the first quarter, nearly back to pre-COVID-19 pandemic levels. Growth in both marketplace and solutions-only Dealer Customers drove the 451 sequential increase.

Cash Flow and Balance Sheet

Net cash provided by operating activities in the first quarter was $50.4 million, up 74% compared to $28.9 million in the prior year. Free Cash Flow in the first quarter was $44.1 million, compared to $23.1 million in the prior year.

Total liquidity was $283.7 million, including cash and cash equivalents of $53.7 million and $230.0 million of revolver capacity, as of March 31, 2021. The Company made $52.5 million in debt repayments during the first quarter, of which $50.0 million was voluntary, reducing total debt outstanding to $545.0 million as of March 31, 2021. Total net leverage as of March 31, 2021 was 2.9x and senior secured leverage was 0.9x, compared to maximum allowable senior secured leverage of 3.5x, in accordance with the Company’s credit agreement.

“Our thriving digital solutions strategy enabled us to deliver strong financial performance in the quarter and gives us confidence in our second quarter guidance for continued growth in revenue and Adjusted EBITDA. Our balance sheet remains strong, giving us ample flexibility to opportunistically pay down debt and continue our investments in product innovation, marketing and talent acquisition supporting and enabling dealers to meet consumers in both physical and digital channels,” said Sonia Jain, Chief Financial Officer of CARS.

Outlook

For the second quarter of 2021, revenue is expected to be approximately $152 million to $154 million. The Company expects to deliver strong year-over-year Adjusted EBITDA growth while investing in the business, resulting in Adjusted EBITDA margins for the second quarter of approximately 28% to 30%.

Q1 Earnings Call

As previously announced, management will hold a conference call and webcast today at 9:00 a.m. CDT. This webcast may be accessed at investor.cars.com. A replay of the webcast will be available at this website following the conclusion of the call until May 20, 2021.

About CARS

CARS is a leading digital marketplace and solutions provider for the automotive industry that connects car shoppers with sellers. Launched in 1998 with the flagship marketplace Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share.

In addition to Cars.com, CARS brands include Dealer Inspire, a technology provider building solutions that future-proof dealerships with more efficient operations and connected digital experiences; FUEL, which gives dealers and OEMs the opportunity to harness the untapped power of digital video by leveraging Cars.com's pure audience of in-market car shoppers, and DealerRater, a leading car dealer review and reputation management platform.

The full suite of CARS properties includes Cars.com™, Dealer Inspire®, FUEL™, DealerRater®, Auto.com™, PickupTrucks.com™ and NewCars.com®. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, and (7) certain other items, such as transaction-related costs, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation and other incremental costs associated with integration projects.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

Key Metric Definitions

Traffic. Traffic is fundamental to the Company’s business. Traffic to the CARS network of websites and mobile apps provides value to the Company’s advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, the Company monitors activity on its properties, allowing the Company to innovate and refine its consumer-facing offerings. Traffic is defined as the number of visits to CARS desktop and mobile properties (responsive sites and mobile apps), measured using Adobe Analytics. Traffic does not include traffic to Dealer Inspire websites. Traffic provides an indication of the Company’s consumer reach. Although the Company’s consumer reach does not directly result in revenue, the Company believes its ability to reach in-market car shoppers is attractive to its dealer customers and national advertisers.

Average Monthly Unique Visitors ("UVs"). Growth in unique visitors and consumer traffic to the Company’s network of websites and mobile apps increases the number of impressions, clicks, leads and other events it can monetize to generate revenue. The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified when a user first visits an individual CARS property on an individual device/browser combination or installs one of its mobile apps on an individual device. If a visitor accesses more than one of the Company’s web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. UVs do not include Dealer Inspire UVs. The Company measures UVs using Adobe Analytics.

Dealer Customers. Dealer Customers represent dealerships using the Company’s products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer.

Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its products. The Company defines ARPD as Dealer revenue, excluding digital advertising services, during the period divided by the monthly average number of Dealer Customers during the same period.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning the Company’s industry, Dealer Customers, results of operations, business strategies, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, liquidity, including draws from its revolving credit facility, expense management and other matters and involve known and unknown risks that are difficult to predict. As a result, the Company’s actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. These statements often include words such as "believe," "expect," "project," "anticipate," "outlook," "intend," "strategy," "plan," "estimate," "target," "seek," "will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. Forward-looking statements are based on the Company’s current expectations, beliefs, strategies, estimates, projections and assumptions, based on its experience in the industry as well as the Company’s perceptions of historical trends, current conditions, expected future developments, current developments regarding the COVID-19 pandemic and other factors the Company thinks are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and the Company believes these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. The Company’s actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond the Company’s control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond the Company’s control, that could cause its actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and its other filings with the Securities and Exchange Commission, available on the Company’s website at investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to the Company and speak only as of the date of this press release. The Company undertakes no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

CARS Investor Relations Contact:

Robbin Moore-Randolph

rmoorerandolph@cars.com

312.601.5929

CARS Media Contact:

Marita Thomas

mthomas@cars.com

312.601.5692

Cars.com Inc.
Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue:
Dealer	$132,958	$125,361
OEM and National	18,069	19,393
Other	2,268	3,340
Total revenue	153,295	148,094
Operating expenses:
Cost of revenue and operations	27,831	26,030
Product and technology	16,760	14,873
Marketing and sales	53,211	54,922
General and administrative	13,266	14,117
Affiliate revenue share	—	6,369
Depreciation and amortization	25,680	30,961
Goodwill and intangible asset impairment	—	905,885
Total operating expenses	136,748	1,053,157
Operating income (loss)	16,547	(905,063)
Nonoperating expense:
Interest expense, net	(10,001)	(7,526)
Other income (expense), net	38	(9,501)
Total nonoperating expense, net	(9,963)	(17,027)
Income (loss) before income taxes	6,584	(922,090)
Income tax expense (benefit)	1,306	(134,656)
Net income (loss)	$5,278	$(787,434)
Weighted-average common shares outstanding:
Basic	67,787	66,938
Diluted	70,254	66,938
Earnings (loss) per share:
Basic	$0.08	$(11.76)
Diluted	0.08	(11.76)

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$53,724	$67,719
Accounts receivable, net	93,238	93,649
Prepaid expenses	9,952	6,491
Other current assets	1,324	10,222
Total current assets	158,238	178,081
Property and equipment, net	43,479	41,323
Intangible assets, net	813,507	835,166
Investments and other assets, net	20,582	21,142
Total assets	$1,035,806	$1,075,712
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$22,891	$16,512
Accrued compensation	9,178	18,319
Current portion of long-term debt	7,733	7,756
Other accrued liabilities	58,620	47,781
Total current liabilities	98,422	90,368
Noncurrent liabilities:
Long-term debt	524,260	576,143
Deferred tax liability	30,791	30,800
Other noncurrent liabilities	36,331	38,225
Total noncurrent liabilities	591,382	645,168
Total liabilities	689,804	735,536
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 68,531 and 67,387 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	685	674
Additional paid-in capital	1,529,830	1,530,493
Accumulated deficit	(1,178,909)	(1,184,187)
Accumulated other comprehensive loss	(5,604)	(6,804)
Total stockholders' equity	346,002	340,176
Total liabilities and stockholders' equity	$1,035,806	$1,075,712

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$5,278	$(787,434)
Adjustments to reconcile Net income (loss) to Net cash provided by operating activities:
Depreciation	4,021	5,683
Amortization of intangible assets	21,659	25,278
Goodwill and intangible asset impairment	—	905,885
Impairment of non-marketable security	—	9,447
Amortization of accumulated other comprehensive income on interest rate swap	1,417	—
Stock-based compensation	4,978	1,971
Deferred income taxes	(226)	(133,064)
Provision for doubtful accounts	129	1,606
Amortization of debt issuance costs	834	556
Other, net	(34)	75
Changes in operating assets and liabilities:
Accounts receivable	282	5,087
Prepaid expenses	(3,461)	(1,566)
Other current assets	8,915	(218)
Other assets	328	458
Accounts payable	6,438	5,133
Accrued compensation	(9,141)	(7,682)
Other accrued liabilities	10,839	(1,661)
Other noncurrent liabilities	(1,894)	(662)
Net cash provided by operating activities	50,362	28,892
Cash flows from investing activities:
Purchase of property and equipment	(6,219)	(5,755)
Net cash used in investing activities	(6,219)	(5,755)
Cash flows from financing activities:
Proceeds from revolving loan borrowings	—	165,000
Payments of long-term debt	(52,500)	(13,438)
Stock-based compensation plans, net	(5,630)	(904)
Payments of debt issuance costs and other fees	(8)	—
Net cash (used in) provided by financing activities	(58,138)	150,658
Net (decrease) increase in cash and cash equivalents	(13,995)	173,795
Cash and cash equivalents at beginning of period	67,719	13,549
Cash and cash equivalents at end of period	$53,724	$187,344
Supplemental cash flow information:
Cash (received) paid for income taxes, net of refunds	$(9,045)	$124
Cash paid for interest and interest rate swap	3,503	6,956

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Reconciliation of Net income (loss) to Adjusted EBITDA

Net income (loss)	$5,278	$(787,434)
Interest expense, net	10,001	7,526
Income tax expense (benefit)	1,306	(134,656)
Depreciation and amortization	25,680	30,961
Goodwill and intangible asset impairment	—	905,885
Stock-based compensation	5,108	1,911
Write-off of long-lived assets and other	(15)	9,483
Severance, transformation and other exit costs	780	1,404
Transaction-related costs	—	97
Adjusted EBITDA	$48,138	$35,177

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$50,362	$28,892
Purchase of property and equipment	(6,219)	(5,755)
Free cash flow	$44,143	$23,137

Cars.com Inc.
Supplemental Information
(In thousands)
(Unaudited)

Expense category for the Three Months Ended March 31, 2021:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$27,831	$—	$(354)	$27,477
Product and technology	16,760	—	(1,281)	15,479
Marketing and sales	53,211	—	(1,313)	51,898
General and administrative	13,266	(762)	(2,160)	10,344
Affiliate revenue share	—	—	—	—
Depreciation and amortization	25,680	—	—	25,680
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$136,748	$(762)	$(5,108)	$130,878

Total nonoperating expense, net	$(9,963)	$3	$—	$(9,960)

(1) Includes severance, transformation and other exit costs, and write-off of long-lived assets and other.

Expense category for the Three Months Ended March 31, 2020:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$26,030	$—	$(37)	$25,993
Product and technology	14,873	—	(566)	14,307
Marketing and sales	54,922	—	(496)	54,426
General and administrative	14,117	(1,537)	(812)	11,768
Affiliate revenue share	6,369	—	—	6,369
Depreciation and amortization	30,961	—	—	30,961
Goodwill and intangible asset impairment	905,885	(905,885)	—	—
Total operating expenses	$1,053,157	$(907,422)	$(1,911)	$143,824

Total nonoperating expense, net	$(17,027)	$9,447	$—	$(7,580)

(1) Includes write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs, and transaction-related costs.